UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

American International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2592361
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

180 Maiden Lane, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the Form 8-A filed on March 9, 2011 (the “Original 8-A”) by American International Group, Inc. (“AIG”) relating to stock purchase rights (the “Rights”) previously dividended to AIG’s shareholders as part of AIG’s Tax Asset Protection Plan, dated as of March 9, 2011 (the “Plan”), between AIG and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”). The Plan, the purpose of which is to help protect AIG’s ability to recognize certain tax benefits in future periods from net operating losses and other tax attributes, was originally entered into on March 9, 2011, and was originally scheduled to expire at the close of business on March 9, 2014 (subject to other earlier termination events as described in the Plan). On January 8, 2014, AIG and the Rights Agent entered into Amendment No. 1 to the Plan, which extends the expiration date of the Plan to January 8, 2017 (subject to other earlier termination events as described in the Plan) and also makes minor technical changes to the Plan.

The Plan is described in and included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated March 9, 2011. The foregoing description of Amendment No. 1 to the Plan is qualified in its entirety by reference to the full text of Amendment No. 1 to the Plan, which is included as Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated January 8, 2014, and incorporated in its entirety into this Item 1 by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amendment No. 1 to Tax Asset Protection Plan, dated as of January 8, 2014, between American International Group, Inc. and Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to AIG’s Current Report on Form 8-K, dated January 8, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: January 8, 2014	By:	/s/ Jeffrey A. Welikson
		Name: Title:	Jeffrey A. Welikson Vice President, Corporate Secretary and Deputy General Counsel